Exhibit 99.1

Corporate Contact:
Jeff Yesner, Chief Financial Officer
Direct Insite Corp.
631-873-2900
investorrelations@directinsite.com

FOR IMMEDIATE RELEASE

Direct Insite Announces Second Quarter and YTD 2013 Results
Year-Over-Year Second Quarter Recurring Revenue Increase of 7.2%

FORT LAUDERDALE, FLORIDA, – August 12, 2013 – Direct Insite Corp. (OTC BB: DIRI.OB), a leading provider of cloud-based e-invoicing solutions for Accounts Payable transformation and private-label Accounts Receivable solutions for companies and banks, announced today financial results for the three months and six months ended June 30, 2013. Revenue for the three months ended June 30, 2013, was $2,518,000, an increase of $251,000, or 11.1%, from revenue of $2,267,000 for the three months ended June 30, 2012. Revenue for the six months ended June 30, 2013, was $4,878,000, an increase of $495,000, or 11.3%, from revenue of $4,383,000 for the six months ended June 30, 2012.

“We continue to execute our business plan, boarding new customers onto the Invoices On-Line platform while rapidly increasing the number of companies on our Global Supplier Network,” stated Direct Insite President, Chief Executive Officer and Director Matthew E. Oakes.  “The recently announced customer roll-off sharpens our focus on increasing our sales activity to new customers as well as existing customers that can benefit from our new modules for dynamic discounting and company profile management.”

Net income for the three months ended June 30, 2013, was $197,000, an increase of $55,000 from net income of $142,000 for the three months ended June 30, 2012. Net income for the six months ended June 30, 2013, was $279,000, an increase of $144,000 from net income of $135,000 for the six months ended June 30, 2012. The year-over-year increases in net income over the respective comparable prior year periods were primarily due to an increase in revenue.

Recurring revenue for the three months ended June 30, 2013, was $1,969,000, an increase of $133,000, or 7.2%, from recurring revenue of $1,836,000 for the three months ended June 30, 2012. The year-over-year increase in recurring revenue was primarily due to the impact from the onboarding of new customers that were contracted during the past twelve months.

Non-recurring revenue for the three months ended June 30, 2013, was $549,000, an increase of $118,000, or 27.4%, from non-recurring revenue of $431,000 for the comparable prior year period. The year-over-year increase in non-recurring revenue was primarily due to engineering services associated with the closing process of the client that terminated its contract with our channel partner.

Recurring revenue for the six months ended June 30, 2013, was $3,930,000, an increase of $280,000, or 7.7%, from recurring revenue of $3,650,000 for the six months ended June 30, 2012. The year-over-year increase in recurring revenue was primarily due to the impact from the onboarding of new customers that were contracted during the past twelve months.

Non-recurring revenue for the six months ended June 30, 2013, was $948,000, an increase of $215,000, or 29.3%, from non-recurring revenue of $733,000 for the comparable prior year period. The year-over-year increase in non-recurring revenue was primarily due to higher startup engineering services from new customers contracted throughout 2012 and 2013, and engineering services associated with the closing process of the client that terminated its contract with our channel partner, partially offset by lower revenues from third-party scanning services.

Working capital (defined as current assets less current liabilities) at June 30, 2013, was $2,286,000, an increase of $391,000, or 20.6%, from working capital of $1,895,000 at December 31, 2012. Cash provided by operating activities for the six months ended June 30, 2013 was $638,000, an increase of $628,000, compared to $10,000 for the comparable prior year period.

The financial information stated above and in the tables below has been abstracted from Direct Insite Corp.’s June 30, 2013 Form 10-Q, filed with the Securities and Exchange Commission on August 12, 2013, and should be read in conjunction with the information provided therein.

Summarized Financial Information – Statements of Operations

	For the Three Months Ended		For the Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Revenue	$2,518,000	$2,267,000	$4,878,000	$4,383,000
Operating income	$206,000	$140,000	$292,000	$141,000
Other expense (income), net	$9,000	$(2,000)	$13,000	$6,000
Net income	$197,000	$142,000	$279,000	$135,000
Basic and diluted income (loss) per share	$0.02	$0.01	$0.02	$0.01
Basic shares outstanding	12,476,000	12,366,000	12,462,000	12,230,000
Diluted shares outstanding	12,520,000	12,368,000	12,490,000	12,232,000

Summarized Financial Information – Balance Sheets

	June 30, 2013	December 31, 2012
Total cash	$1,517,000	$1,098,000
Total current assets	$3,877,000	$3,353,000
Total assets	$5,587,000	$5,161,000
Total current liabilities	$1,591,000	$1,458,000
Total liabilities	$1,657,000	$1,620,000
Total stockholders’ equity	$3,930,000	$3,541,000

About Direct Insite

Direct Insite delivers cloud-based ERP-agnostic e-invoicing solutions for Accounts Payable (AP) and Accounts Receivable (AR) with payments capabilities.  Direct Insite has built a track record in automating some of the most demanding financial environments, including the global shared services operations of large enterprises.  Today, over 300,000 suppliers and buyers use our solutions across 100 countries, representing more than 35 currencies and 17 languages. Direct Insite’s Invoices On-Line™ (IOL) suite automates AP and AR processes such as: company profile management, scan and capture, e-invoicing and workflow management, payment processing, spend management and business intelligence, dynamic discount management, and supply chain financing.  To learn more, visit www.directinsite.com or call 631-873-2900.

The Company will hold an earnings webcast for the three months and six months ended June 30, 2013, on Wednesday, August 14, 2013 at 10:00 AM (Eastern).  This call is being webcast by PrecisionIR and can be accessed at www.InvestorCalendar.com.  Participant toll-free dial-in is (877) 407-9210. A replay of the webcast is available through September 14, 2013 and can be accessed by calling 877-660-6853 conference ID# 416460.

FORWARD-LOOKING STATEMENTS.  All statements other than statements of historical fact included in this release, including without limitation statements regarding the Company's financial position, business strategy, and the plans and objectives of the Company's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the Company or its management, identify forward-looking statements.  Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business and economic conditions, competitive factors and pricing pressures, capacity and supply constraints.  Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

Invoices On-Line is a trademark of Direct Insite Corp.